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                              July 28, 1994


Board of Directors
Associated Communications Corporation
200 Gateway Towers
Pittsburgh, Pennsylvania 15222

Dear Board Members:

          We have acted as counsel to Associated Communi-cations Corporation, a Delaware corporation ("Associat-ed"), in connection with the contemplated distribution
(the "Distribution") of all of Associated's assets and businesses, other than its domestic cellular assets and interests, together with related liabilities, to Associ-ated stockholders in the form of a dividend of all of the capital stock of Associated Communications of Delaware, Inc., a Delaware corporation and currently a wholly-owned subsidiary of Associated, and the merger (the "Merger") of SBMS Acquisition Corp. ("Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Southwestern Bell Corporation ("SBC"), a Delaware corpo-ration, with and into Associated with Associated surviv-ing, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of February 23, 1994, among Associated, SBC and Purchaser (the "Merger and Reorgani-zation Agreement").

          We have assisted in the preparation of the description of certain federal income tax consequences of the Distribution and the Merger contained in the Joint
Proxy Statement-Prospectus of Associated and SBC (the
"Proxy Statement-Prospectus") filed as a part of SBC's
Registration Statement on Form S-4, dated July 28, 1994
(the "Registration Statement") which includes as Appendix
D the Information Statement of Associated relating to the Distribution (the "Information Statement"), in each case under the heading "Certain Federal Income Tax Consequenc-es" (the "Tax Summaries").

          We have examined copies of the Proxy Statement-
Prospectus and the Information Statement, each filed with the Securities Exchange Commission as part of the Regis-tration Statement on July 28, 1994, and the Tax Summaries contained therein. In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger and Reorga-nization Agreement, the Proxy Statement-Prospectus, the Information Statement and such other documents as we have deemed necessary or appropriate as a basis for the opin-ion set forth below. We have assumed that the Distribu-tion and the Merger will be consummated in accordance with the Merger and Reorganization Agreement and as de-scribed in the Proxy Statement-Prospectus and Information
Statement.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated there-under, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered rele-vant, in each case as in effect on the date hereof.

Opinion.

          Based solely upon the foregoing, and assuming that the Private Letter Ruling (as defined in the Proxy
Statement-Prospectus) is received from the Service, we are of the opinion that the Tax Summaries, although general in nature, are, in all material respects, fair and accurate summaries of the principal United States federal income tax consequences of the Distribution and the Merger under present law. The United States federal income tax consequences with respect to any stockholder of Associated will depend upon that stockholder's partic-ular circumstances and tax situation, and we express no belief with respect to the accuracy or completeness of the Tax Summaries as applied to any stockholder in par-ticular.

          Except as set forth above, we express no opin-ion as to the tax consequences, whether federal, state, local or foreign, of the Distribution or the Merger or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. Notwithstanding the previous sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,


                              Skadden, Arps, Slate,
                              Meagher & Flom